Exhibit 10.1
MINERALYS THERAPEUTICS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

AS AMENDED AND RESTATED EFFECTIVE FEBRUARY 19, 2026

Non-employee members of the board of directors (the “Board”) of Mineralys Therapeutics, Inc. (the “Company”) shall receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (as amended, this “Program”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who is entitled to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company and subject to any limits on non-employee director compensation set forth in the Equity Plan (as defined below). This Program shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Program shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors, except for equity compensation previously granted to a Non-Employee Director. This amended and restated Program shall become effective on February 19, 2026 (the “Effective Date”).
CASH COMPENSATION
The schedule of annual retainers (the “Annual Retainers”) for the Non-Employee Directors is as follows:

Position	Amount
Base Board Retainer	$40,000
Chair of the Board or Lead Independent Director	$32,500
Chair of Audit Committee	$20,000
Chair of Compensation Committee	$15,000
Chair of Nominating and Corporate Governance Committee	$10,000
Member of Audit Committee (non-Chair)	$10,000
Member of Compensation Committee (non-Chair)	$7,500
Member of Nominating and Corporate Governance Committee (non-Chair)	$5,000

For the avoidance of doubt, the Annual Retainers in the table above are additive and a Non-Employee Director shall be eligible to earn an Annual Retainer for each position in which he or she serves. The Annual Retainers shall be earned on a quarterly basis based on a calendar quarter and shall be paid in cash by the Company in arrears not later than the fifteenth day following the end of each calendar quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable position, for an entire calendar quarter, the Annual Retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable. The Board may adopt a program that allows Non-Employee Directors to defer Annual Retainers.

EQUITY COMPENSATION
Each Non-Employee Director shall be granted the equity awards described below, which equity awards shall be granted under and subject to the terms and provisions of the Company’s 2023 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “Equity Plan”), and shall be subject to an equity award agreement in substantially the form previously approved by the Board for use under the Equity Plan. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of equity awards hereby are subject in all respects to the terms of the Equity Plan and the applicable equity award agreement.
A.    Initial Awards. Each Non-Employee Director who is initially elected or appointed to the Board following the Effective Date shall be automatically granted stock options and restricted stock units with respect to such number of shares of the Company’s common stock as is determined by the Board, which awards shall be granted under the Equity Plan on the date of such initial election or appointment. The awards described in this Section shall be referred to as “Initial Awards.”

B.    Annual Awards. A Non-Employee Director who is serving on the Board as of February 19, 2026 or February 15 of each calendar year commencing with calendar year 2027, shall be automatically granted the following awards under the Equity Plan on such date: (1) stock options to purchase 8,300 shares of the Company’s common stock and (2) 6,200 restricted stock units. The awards described in this Section shall be referred to as “Annual Awards.”

Notwithstanding the foregoing, a Non-Employee Director shall have served as a Non-Employee Director for at least (6) months as of the date of grant of any Annual Award, unless otherwise determined by the Board; in which case, the Board may determine to grant such Non-Employee Director an Annual Award or a Prorated Annual Award (as defined below). “Prorated Annual Award” means the product determined by multiplying (i) the Annual Award, by (ii) a fraction, the numerator of which is equal to (x) 365 minus (y) the number of days that elapsed from the date of grant of the Annual Award preceding the Non-Employee Director’s date of initial election or appointment to the date of such initial election or appointment, and the denominator of which is 365.

C.    Terms of Awards Granted to Non-Employee Directors.

1.    Vesting. Each Initial Award that is a stock option shall vest and become exercisable in substantially equal monthly installments over the three (3) years beginning on the date of the Non-Employee Director’s election or appointment to the Board, subject to the Non-Employee Director continuing in service on the Board through each such vesting date. Each Initial Award that is restricted stock units shall vest in substantially equal annual installments over the three (3) years beginning on the date of the Non-Employee Director’s election or appointment to the Board, subject to the Non-Employee Director continuing in service on the Board through each such vesting date. Each Annual Award that is a stock option shall vest and /or become exercisable in substantially equal monthly installments over the twelve (12) months following the date of grant of such Annual Award, subject to the Non-Employee Director continuing in service on the Board through such vesting date. Each Annual Award that is a restricted stock unit shall vest and on the earlier of (a) the first anniversary of the date of grant or (b) the date of the next occurring annual meeting of the Company’s stockholders following the date of grant of such Annual Award, subject to the Non-Employee Director continuing in service on the Board through such vesting date.
2.    Forfeiture. Unless the Board otherwise determines or as otherwise provided in this Clause (2), any portion of an Initial Award or Annual Award which is unvested at the time of a Non-Employee Director’s termination of service on the Board as a Non-Employee Director shall be immediately forfeited upon such termination of service and shall not thereafter become vested. All of a Non-Employee Director’s Initial Awards and Annual Awards shall vest in full upon a Non-Employee Director’s Termination of Service by reason of death or Disability and immediately prior to the occurrence of a Change in Control (as defined in the Equity Plan), to the extent outstanding at such time. Additionally, all of a Non-Employee Director’s Annual Awards granted after the Effective Date shall vest in full upon a Non-Employee Director’s Termination of Service due to the Company’s failure to nominate the Non-Employee Director for re-election at the annual meeting of the Company’s stockholders following the applicable grant date, or the failure of the Company’s stockholders to approve the Non-Employee Director for re-election at such annual meeting.
3.    Reimbursements. The Company shall reimburse each Non-Employee Director for all reasonable, documented, out-of-pocket travel and other business expenses incurred by such Non-Employee Director in the performance of his or her duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.
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